Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

John E. Waldron Named President and Chief Operating Officer;

Stephen M. Scherr to Become Chief Financial Officer; R. Martin Chavez

to Become Vice Chairman of Goldman Sachs and Co-Head of the

Securities Division

NEW YORK, September 13, 2018 – The Goldman Sachs Group, Inc. (NYSE: GS) has today announced that John E. Waldron will become the firm’s President and Chief Operating Officer, effective October 1, and that Stephen M. Scherr will become Chief Financial Officer, effective November 5 after the filing of our third quarter results. R. Martin Chavez will become Vice Chairman of the firm and Co-Head of the Securities Division with Ashok Varadhan and Jim Esposito.

Lloyd C. Blankfein, Chief Executive Officer, said “John, Stephen and Marty each bring deep, critical experience to their new roles. As the firm prepares for the next phase of growth, I am pleased that Marty will help lead our Securities business as it continues to undergo rapid transformation, and I am confident that John and Stephen will represent a strong, effective management team under David’s leadership.”

“John and Stephen will work closely with me to develop and execute our strategy, grow our client franchise, ensure strong risk and capital management and safeguard our unique culture,” said David M. Solomon, in-coming Chief Executive Officer. “I have worked with John and Stephen for nearly two decades and am confident that they bring the right complement of skills to help lead the firm through their respective roles.”

“Marty’s unique experience as Chief Information Officer and Chief Financial Officer will be critical to helping lead Securities and ensuring that we are best positioned to serve our clients, develop market-leading electronic platforms and deploy our capital effectively,” Mr. Solomon continued.

Background on John Waldron

John has played a critical role in sustaining and enhancing Goldman Sachs’ global position in M&A and underwriting since being named Co-Head of the Investment Banking Division (IBD) in 2014. As a long-tenured leader in IBD, John has helped to develop many of the firm’s most important client relationships and to drive IBD’s global coverage strategy.

Media Contact: Jake Siewert Tel: +1 212-902-5400	Investor Contact: Heather Kennedy Miner Tel: +1 212-902-0300

John previously served as Global Head of Investment Banking Services/Client Coverage for IBD. Prior to that, while based in London, he was Global Co-Head of the Financial Sponsors Group from 2007 to 2009. Before that, he was Co-Head of Leveraged Finance from 2005 to 2007 and Co-Head of the Media and Entertainment Group in IBD from 2002 to 2005. John joined Goldman Sachs in 2000 and was named managing director in 2001 and partner in 2002.

Background on Stephen Scherr

Stephen has served as Chief Executive Officer of Goldman Sachs Bank USA since 2016 and is also Head of the Consumer & Commercial Banking Division. In that role, Stephen has led Goldman Sachs’ effort to build a digital consumer business that represents significant opportunity to serve millions of new customers and meaningful new growth for the firm.

Stephen joined Goldman Sachs in 1993 as an associate in the Financial Institutions Group. In 1996, he transferred to Emerging Markets/Capital Markets in the Fixed Income, Currency and Commodities Division. Over the next several years, Stephen held a number of senior roles across the firm, including as Chief Operating Officer for the Investment Banking Division, Global Head of the Financing Group from 2008 to 2014, Head of the Latin American business and the firm’s Chief Strategy Officer from 2014 to 2017. He was named managing director in 2001 and partner in 2002.

Background on Marty Chavez

Marty has served as Chief Financial Officer since 2017. He first joined Goldman Sachs in 1993 in the J. Aron Currency and Commodities Division, where he was a senior energy strat until 1997. Marty returned to the firm as a managing director in Investment Banking Division Strats in 2005, becoming Global Co-Head of Securities Division Strats and then Global Co-Chief Operating Officer of the Equities Franchise. Prior to assuming his current role, he was Chief Information Officer. Marty was named partner in 2006.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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Media Contact: Jake Siewert Tel: +1 212-902-5400	Investor Contact: Heather Kennedy Miner Tel: +1 212-902-0300